October 2014 Pricing Sheet dated October 31, 2014 relating to Preliminary Terms No. 216 dated September 29, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due November 4, 2020

Principal at Risk Securities

PRICING TERMS — October 31, 2014
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$7,413,420
Payment at maturity:	▪ If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + the greater of (a) $10 × index percent change and (b) the upside payment

▪       If the final index value is less than the initial index value but greater than or equal to the downside threshold, meaning the value of the underlying index has declined by no more than 40% from the initial index value:

$10
▪ If the final index value is less than the downside threshold, meaning the value of the underlying index has declined by more than 40% from the initial index value:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of more than 40%, and possibly all, of your principal amount.
Upside payment:	$6.30 per $10 stated principal amount security (63% of the stated principal amount)
Downside threshold:	1,867.992, which is 60% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 3,113.32
Final index value:	The index closing value of the underlying index on the valuation date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	October 31, 2014
Original issue date (settlement date):	November 5, 2014
Valuation date:	October 30, 2020, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Postponement of a Determination Date” in the accompanying product supplement no. MS-5-I
Maturity date:	November 4, 2020, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-5-I
CUSIP / ISIN:	481246155 / US4812461550
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.30(2)(3)	$9.65
		$0.05(2)(4)
Total	$7,413,420.00	$259,469.70	$7,153,950.30
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.90 per $10 stated principal amount security. Please see “Syndicate Information” in the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives of $0.30 per $10 stated principal amount security from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Underwriting (Conflicts of Interest)” beginning on page PS-47 of the accompanying product supplement no. MS-5-I.
(4)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.724 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. MS-5-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 216 dated September  29, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214007274/e60738fwp.htm

Product supplement no. MS-5-I dated January  30, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000497/e47078_424b2.pdf

Underlying supplement no. 1-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.